Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS SECOND QUARTER 2022 RESULTS; PROVIDES BUSINESS UPDATE

IRVINE, CA, August 3, 2022 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the second quarter of 2022. In addition, the Company provided a business update.

SECOND QUARTER 2022 RESULTS AND RECENT EVENTS
•Results per diluted common share for the second quarter of 2022 were as follows:
•Net Income: $0.07
•FFO: $0.36
•Normalized FFO: $0.39
•AFFO: $0.36
•Normalized AFFO: $0.38
•EBITDARM Coverage Summary:
•Skilled Nursing/Transitional Care: 1.88x (pro forma for Avamere lease amendment), and 1.66x (pro forma for Avamere lease amendment and excluding Provider Relief Funds)
•Senior Housing - Leased: 1.09x
•Behavioral Health: 1.83x
•Specialty Hospitals & Other: 7.07x
•During the second quarter of 2022, we acquired 12 Canadian senior housing communities with our newly formed — and previously announced — 50/50 joint venture with Sienna for $147.4 million with an estimated stabilized cash yield of 6.5%. Subsequent to the quarter, we closed on the acquisition of two additional managed senior housing communities for $71.7 million with a weighted average initial cash yield of 7.2%. Our year-to-date investment activity totals $264.9 million with a weighted average initial cash yield of 6.9%.
•During the second quarter of 2022, we generated $40.2 million of gross proceeds from the disposition of eight facilities. In addition, subsequent to June 30, 2022, we completed the sale of two facilities and have six facilities under contract for sale, which, collectively, are anticipated to generate gross proceeds of over $210 million. We expect the sales under contract to close by the end of the year, subject to customary closing and diligence conditions. We continue to evaluate additional assets for sale as part of our initiative to recycle capital and further improve our portfolio quality.
•Year to date, we have transitioned, or are in the process of transitioning, 25 triple-net leased assets to existing — as well as one new — operators, including growing our relationship with the Ensign Group from three to nine properties. We have also identified four wholly-owned assets for conversion to addiction treatment centers.
•Our Net Debt to Adjusted EBITDA ratio was 5.44x as of June 30, 2022, and we expect to reduce leverage closer to our 5.0x long-term leverage target by the end of the year with proceeds from disposition activity. We continue to focus on strengthening our balance sheet and portfolio without accessing the capital markets.
•On August 3, 2022, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on August 31, 2022 to common stockholders of record as of the close of business on August 17, 2022. The dividend represents a payout of 79% of our Normalized AFFO per share of $0.38.

BUSINESS UPDATE

Behavioral Health
Sabra’s growing behavioral health portfolio represents a total investment of approximately $730 million with a weighted average cash yield of over 8%, which accounts for roughly 13% of the Company’s Annualized Cash NOI. In addition to potential acquisitions, the Company continues to explore asset recycling opportunities within its existing portfolio. In total, nine properties have been converted or are in the process of being converted to addiction treatment centers, and we are negotiating several additional conversion opportunities for existing wholly-owned assets.
Same-Store Senior Housing - Managed
Revenue increased roughly 6.5% sequentially across our assisted living portfolio, which was driven by both higher occupancy and REVPOR. A combination of revenue growth, modestly higher operating expenses, and operating leverage resulted in a greater than 50% sequential increase in Cash NOI and over 450 bps sequential increase in Cash NOI margin.
While more discretionary in nature, operating performance across our independent living portfolio also improved during the second quarter. Higher occupancy and REVPOR drove a 2.5% sequential increase in revenue, while Cash NOI also grew over 2% sequentially.
Medicaid Trends
With distributions from the CARES Act Provider Relief Fund effectively completed, many states have increased their support to skilled nursing providers. The Families First Coronavirus Response Act provided a temporary 6.2% increase in Federal Medical Assistance Percentages (“FMAP”) retroactive to January 1, 2020 with continuation through December 31, 2022, and states have discretion regarding the distribution of these funds to healthcare providers. Several states have continued, and in some cases extended, these benefits to providers. The following is a summary of what the top ten states in our SNF portfolio have announced with regards to FMAP benefits via a per-diem add-on to the Medicaid rate, which is one of various ways states have supported the skilled nursing industry during the pandemic.

FMAP Medicaid Add-On Status:
	Sabra	Add-On		Expiration
State	Prop Count	% Increase		Date
TX	36	12%	(1)	12/31/22
KY	25	12%	(1)	07/01/24
CA	24	10%		12/31/23
MA	17	0%		N/A
OR	15	5%		06/30/23
WA	15	2%	(1)	06/30/25	(2)
NC	13	15%	(1)	12/31/22
MO	13	10%	(1)	06/30/22
IN	12	6%		01/31/22
NY	9	0%		N/A
[1] Percentage increase based on state-defined per diem dollar amount of FMAP add-on and estimated state average Medicaid per diem rate
2 FMAP add-on in Washington state phases out through 06/30/25

Additionally, several states have increased their base Medicaid reimbursement rates outside of continuation or extension of FMAP. The following summary illustrates the announced Medicaid rate increases for FY '22/'23 in our top ten states in our SNF portfolio. For context, Medicaid rate increases have averaged 1.7% per year over the past decade according to NIC MAP. Medicaid reimbursements accounted for approximately 43% of revenues for our skilled nursing/transitional care tenants for the twelve months ended June 30, 2022 (one quarter in arrears).

Medicaid Rate Increase '22/'23:
	Sabra	Base Rate		Effective
State	Prop Count	% Increase		Date
TX	36	TBD		TBD
KY	25	0%		N/A
CA	24	3%		01/01/23
MA	17	Pending	(1)	07/01/22
OR	15	17%		07/01/22
WA	15	19%		07/01/22
NC	13	10%		01/01/23
MO	13	10%	(2)	07/01/22
IN	12	Pending	(1)	07/01/22
NY	9	2%		04/01/22
[1] Not published yet, should be retroactive to 7/1/22
[2] Percentage increase based on state-defined dollar amount of base rate increase and estimated state average Medicaid rate

Commenting on the second quarter’s results, Rick Matros, CEO and Chair, said, “Our perspective is that we have moved from the pandemic phase of COVID-19 to endemic. Occupancy is increasing, albeit still hampered by labor shortages. Hiring has improved and agency utilization is coming down, but this will take time. Our portfolio continues to be resilient. Our cash collections remain in line with where they have been. Anticipated dispositions, which are primarily comprised of skilled nursing facilities, will leave us with a more diversified portfolio. We are comfortable with our leverage being temporarily elevated as we await these disposition proceeds and we see no need to access the capital markets as we look out to the rest of 2022. We are pleased with the progress we are making as we expand our footprint in behavioral health, including the adaptive re-use of existing assets which create value in obsolete properties, fill a need for those services and create jobs in those communities. On the reimbursement side, Medicaid is an important source of revenue for the skilled nursing industry and we feel very good about the increases we are seeing in those rates, which creates a smoother path to recovery as the federal assistance we have been accustomed to expires over time. We also appreciate the recently announced net 2.7% increase in Medicare rates for skilled nursing facilities, which is 340 bps higher than what was initially proposed.”

LIQUIDITY
As of June 30, 2022, we had approximately $924.8 million of liquidity, consisting of unrestricted cash and cash equivalents of $67.2 million and available borrowings of $857.7 million under our revolving credit facility. As of June 30, 2022, we also had $475.0 million available under the ATM Program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2022 second quarter results will be held on Thursday, August 4, 2022 at 10:00 am Pacific Time. The webcast URL is https://edge.media-server.com/mmc/p/8y4hfs37. To participate via telephone, please register in advance at https://register.vevent.com/register/BIc05c360c08b0486980f4d682637b42b2 to receive a unique PIN needed to access the call. The dial-in number is (844) 543-0451. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the second quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of June 30, 2022, Sabra’s investment portfolio included 406 real estate properties held for investment (consisting of (i) 272 Skilled Nursing/Transitional Care facilities, (ii) 55 Senior Housing communities (“Senior Housing - Leased”), (iii) 50 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”), (iv) 14 Behavioral Health facilities and (v) 15 Specialty Hospitals and Other facilities), three assets held for sale, one investment in a sales-type lease, 14 investments in loans receivable (consisting of two mortgage loans and 12 other loans), eight preferred equity investments and two investments in unconsolidated joint ventures. As of June 30, 2022, Sabra’s real estate properties held for investment included 40,669 beds/units, spread across the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that do not relate to historical or current facts or matters are forward-looking statements. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding our recent and pending investments and dispositions; our expectations regarding growth in our relationship with Ensign; our expectations regarding our leverage ratio; our expectations regarding the timing of improvements in hiring and agency utilization; our expectations regarding the diversification of our portfolio; and our other expectations regarding our future financial position, results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; operational risks with respect to our Senior Housing - Managed communities; competitive conditions in our industry; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; potential impairment charges and adjustments related to the accounting of our assets; the potential variability of our reported rental and related revenues as a result of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs; risks associated with our investment in our unconsolidated joint ventures; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs for our tenants and operators, due to labor market challenges and macroeconomic factors such as inflation; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’ or operators’ failure to adhere to applicable privacy and data security laws, or a material breach of our or our tenants’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates and other risks associated with our ownership of property outside the U.S.; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs; the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT, OPERATOR AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our operators and borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants, operators and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants, operators and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Net Debt to Adjusted EBITDA, net operating income (“NOI”), Cash NOI, Annualized Cash NOI, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Rental and related revenues (1)	$103,168	$110,783	$213,054	$224,166
Interest and other income	8,653	3,031	19,645	5,972
Resident fees and services	44,136	39,118	86,363	75,159

Total revenues	155,957	152,932	319,062	305,297

Expenses:
Depreciation and amortization	45,172	44,491	90,428	88,866
Interest	25,530	24,270	50,502	48,713
Triple-net portfolio operating expenses	4,852	5,000	9,863	10,135
Senior housing - managed portfolio operating expenses	34,026	28,901	67,130	57,846
General and administrative	8,649	8,811	19,045	17,749
(Recovery of) provision for loan losses and other reserves	(270)	(109)	205	1,916
Impairment of real estate	11,745	—	11,745	—

Total expenses	129,704	111,364	248,918	225,225

Other (expense) income:
Loss on extinguishment of debt	—	(54)	(271)	(847)
Other (expense) income	(2,163)	(24)	(2,095)	109
Net loss on sales of real estate	(4,501)	(3,752)	(4,501)	(2,439)

Total other expense	(6,664)	(3,830)	(6,867)	(3,177)

Income before loss from unconsolidated joint ventures and income tax expense	19,589	37,738	63,277	76,895

Loss from unconsolidated joint ventures	(2,529)	(169,789)	(5,331)	(174,799)
Income tax expense	(255)	(522)	(539)	(1,222)

Net income (loss)	$16,805	$(132,573)	$57,407	$(99,126)

Net income (loss), per:

Basic common share	$0.07	$(0.61)	$0.25	$(0.46)

Diluted common share	$0.07	$(0.61)	$0.25	$(0.46)

Weighted-average number of common shares outstanding, basic	230,967,163	216,264,207	230,913,462	213,870,329

Weighted-average number of common shares outstanding, diluted	231,681,536	216,264,207	231,641,958	213,870,329

(1)    See page 7 for additional details regarding Rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) - SUPPLEMENTAL INFORMATION
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash rental income	$95,209	$101,069	$195,566	$203,984
Straight-line rental income	2,342	3,646	5,036	7,723
Straight-line rental income receivable write-offs	(323)	—	(462)	—
Above/below market lease amortization	1,568	1,268	3,161	2,904
Above/below market lease intangible write-offs	—	—	326	—
Operating expense recoveries	4,372	4,800	9,427	9,555

Rental and related revenues	$103,168	$110,783	$213,054	$224,166

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2022	December 31, 2021
Assets
Real estate investments, net of accumulated depreciation of $897,568 and $831,324 as of June 30, 2022 and December 31, 2021, respectively	$5,045,129	$5,162,884
Loans receivable and other investments, net	395,342	399,086
Investment in unconsolidated joint ventures	219,920	96,680
Cash and cash equivalents	67,153	111,996
Restricted cash	4,368	3,890
Lease intangible assets, net	49,836	54,063
Accounts receivable, prepaid expenses and other assets, net	179,684	138,108
Total assets	$5,961,432	$5,966,707

Liabilities
Secured debt, net	$50,177	$66,663
Revolving credit facility	142,341	—
Term loans, net	553,695	594,246
Senior unsecured notes, net	1,734,008	1,733,566
Accounts payable and accrued liabilities	117,682	142,989
Lease intangible liabilities, net	45,803	49,713
Total liabilities	2,643,706	2,587,177

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 230,968,872 and 230,398,655 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	2,310	2,304
Additional paid-in capital	4,482,239	4,482,451
Cumulative distributions in excess of net income	(1,176,968)	(1,095,204)
Accumulated other comprehensive income (loss)	10,145	(10,021)
Total equity	3,317,726	3,379,530
Total liabilities and equity	$5,961,432	$5,966,707

SABRA HEALTH CARE REIT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$57,407	$(99,126)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	90,428	88,866
Non-cash rental and related revenues	(8,061)	(10,627)
Non-cash interest income	(1,094)	(914)
Non-cash interest expense	5,502	3,645
Stock-based compensation expense	3,250	4,559
Loss on extinguishment of debt	271	847
Provision for loan losses and other reserves	205	1,916
Net loss on sales of real estate	4,501	2,439
Impairment of real estate	11,745	—
Other-than-temporary impairment of unconsolidated joint venture	—	164,126
Loss from unconsolidated joint ventures	5,331	10,673
Other non-cash items	2,167	—
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(6,074)	(2,361)
Accounts payable and accrued liabilities	(25,895)	(11,777)
Net cash provided by operating activities	139,683	152,266
Cash flows from investing activities:
Acquisition of real estate	(20,573)	(62,107)
Origination and fundings of preferred equity investments	(4,990)	(3,394)
Additions to real estate	(19,495)	(21,736)
Escrow deposits for potential investments	(836)	—
Repayments of loans receivable	4,466	1,135
Repayments of preferred equity investments	1,333	513
Investment in unconsolidated joint venture	(128,007)	—
Net proceeds from the sales of real estate	40,003	8,381
Net cash used in investing activities	(128,099)	(77,208)
Cash flows from financing activities:
Net borrowings from revolving credit facility	142,353	—
Principal payments on term loans	(40,000)	(110,000)
Principal payments on secured debt	(16,547)	(1,446)
Payments of deferred financing costs	(6)	(7)
Issuance of common stock, net	(3,803)	172,698
Dividends paid on common stock	(138,565)	(128,050)
Net cash used in financing activities	(56,568)	(66,805)
Net (decrease) increase in cash, cash equivalents and restricted cash	(44,984)	8,253
Effect of foreign currency translation on cash, cash equivalents and restricted cash	619	159
Cash, cash equivalents and restricted cash, beginning of period	115,886	65,523
Cash, cash equivalents and restricted cash, end of period	$71,521	$73,935
Supplemental disclosure of cash flow information:
Interest paid	$49,968	$45,658
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$5,623	$—

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$16,805	$(132,573)	$57,407	$(99,126)
Add:
Depreciation and amortization of real estate assets	45,172	44,491	90,428	88,866
Depreciation, amortization and impairment of real estate assets related to unconsolidated joint ventures	5,133	5,879	9,766	11,723
Net loss on sales of real estate	4,501	3,752	4,501	2,439
Net (gain) loss on sales of real estate related to unconsolidated joint ventures	(220)	(18)	(220)	15
Impairment of real estate	11,745	—	11,745	—
Other-than-temporary impairment of unconsolidated joint ventures	—	164,126	—	164,126
FFO	$83,136	$85,657	$173,627	$168,043
Write-offs of cash and straight-line rental income receivable and lease intangibles	709	—	180	—
Lease termination income	—	—	(2,338)	—
Loss on extinguishment of debt	—	54	271	847
(Recovery of) provision for credit and loan losses and other reserves	(270)	(109)	205	1,916
Support payments paid to joint venture manager (1)	3,626	2,450	3,626	2,450
Other normalizing items (2)	2,699	316	2,651	704
Normalized FFO	$89,900	$88,368	$178,222	$173,960
FFO	$83,136	$85,657	$173,627	$168,043
Stock-based compensation expense	794	2,271	3,250	4,559
Non-cash rental and related revenues	(3,587)	(4,914)	(8,061)	(10,627)
Non-cash interest income	(547)	(502)	(1,094)	(914)
Non-cash interest expense	2,804	1,749	5,502	3,645
Non-cash portion of loss on extinguishment of debt	—	54	271	847
(Recovery of) provision for loan losses and other reserves	(270)	(109)	205	1,916
Other adjustments related to unconsolidated joint ventures	(692)	(618)	(1,678)	(1,214)
Other adjustments	2,211	361	2,394	533
AFFO	$83,849	$83,949	$174,416	$166,788
Cash portion of lease termination income	—	—	(2,338)	—
Write-off of cash rental income	404	—	71	—
Support payments paid to joint venture manager (1)	3,626	2,450	3,626	2,450
Other normalizing items (2)	516	237	330	558
Normalized AFFO	$88,395	$86,636	$176,105	$169,796
Amounts per diluted common share:
Net income (loss)	$0.07	$(0.61)	$0.25	$(0.46)
FFO	$0.36	$0.39	$0.75	$0.78
Normalized FFO	$0.39	$0.41	$0.77	$0.81
AFFO	$0.36	$0.39	$0.75	$0.77
Normalized AFFO	$0.38	$0.40	$0.76	$0.79
Weighted average number of common shares outstanding, diluted:
Net income (loss)	231,681,536	216,264,207	231,641,958	215,015,226
FFO and Normalized FFO	231,681,536	217,462,704	231,641,958	215,015,226
AFFO and Normalized AFFO	232,708,975	217,946,731	232,713,843	215,550,317
(1)    Funding for support payments did not require capital contributions from Sabra but rather were funded with proceeds received by our unconsolidated joint venture with Enlivant from TPG for the issuance of senior preferred interests for each of the three and six months ended June 30, 2022 and with cash on hand at the joint venture for each of the three and six months ended June 30, 2021.
(2)    FFO and AFFO for each of the six months ended June 30, 2022 and 2021 include $0.2 million earned during the period related to legacy Care Capital Properties, Inc. investments. FFO for the three and six months ended June 30, 2022, includes $2.2 million of foreign currency transaction loss related to our Canadian borrowings. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Annualized Cash Net Operating Income (“Annualized Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Annualized Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Annualized Cash NOI as Annualized Revenues less operating expenses and non-cash revenues and expenses. Annualized Cash NOI excludes all other financial statement amounts included in net income.

Annualized Revenues
The annual contractual rental revenues under leases and interest and other income generated by the Company’s loans receivable and other investments based on amounts invested and applicable terms as of the end of the period presented. Annualized Revenues do not include tenant recoveries or additional rents and are adjusted to (i) reflect actual payments received during the twelve months ended at the end of the respective period for leases no longer accounted for on an accrual basis, (ii) exclude residual rents due to Sabra from prior asset sales under the Company’s 2017 memorandum of understanding with Genesis and (iii) reflect the reduction in Avamere’s annual base rent to $30.7 million effective February 1, 2022.

Behavioral Health
Includes behavioral hospitals that provide inpatient and outpatient care for patients with mental health conditions, chemical dependence or substance addictions and addiction treatment centers that provide treatment services for chemical dependence and substance addictions, which may include inpatient care, outpatient care, medical detoxification, therapy and counseling.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies

REPORTING DEFINITIONS
that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint ventures, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint ventures, and real estate impairment charges of both consolidated and unconsolidated entities when the impairment is directly attributable to decreases in the value of the depreciable real estate held by the entity. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint ventures. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Grant Income
Grant income consists of funds specifically paid to communities in our Senior Housing - Managed portfolio from state or federal governments related to the pandemic and were incremental to the amounts that would have otherwise been received for providing care to residents.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Net Operating Income (“NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines NOI as total revenues less operating expenses. NOI excludes all other financial statement amounts included in net income.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by

REPORTING DEFINITIONS
GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding Grant Income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care and rehabilitation hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care, Senior Housing or Behavioral Health.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) leased facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.